Morgan Stanley Institutional Fund, Inc. - Emerging
Markets Domestic Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Turkiye Garanti Bankasi A.S.
7.375% due 3/7/2018
Purchase/Trade Date: 2/28/2013
Offering Price of Shares: TRL 99.487
Total Amount of Offering: TRL 750,000,000
Amount Purchased by Fund: 2,370,000
Percentage of Offering Purchased by Fund:  0.316
Percentage of Fund's Total Assets: 2.01
Brokers: BNP Paribas, Deutsche Bank, Goldman Sachs
International, Mitsubishi UFJ Securities, Standard
Chartered Bank
Purchased from: Deutsche Bank Securities
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.